Enterprise Group of Funds, Inc.
Attachment for Sub-Item 77C
Submission of Matters to a Vote of Security Holders
For the Period June 30, 2001 through December 31, 2001

     A Joint Special Meeting of the Shareholders (the "Meeting") of the Large-Cap Fund, Convertible Securities Fund, Emerging Countries Fund, International Core Growth Fund and Worldwide Growth Fund (each, an "Acquired Fund"), each a separate series of The Enterprise Group of Funds, Inc. (the "Enterprise Funds") was held at 3 p.m. Eastern time on December 5, 2001, at the offices of the Enterprise Funds, Atlanta Financial Center, 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326, for the following purposes:


      1. To approve an Agreement and Plan of Reorganization whereby all of the assets of the Large-Cap Fund series of the Enterprise Funds will be transferred to the Equity Fund, a separate series of the Enterprise Funds, in exchange for shares of the Equity Fund and the Equity Fund's assumption of all of the liabilities, if any, of the Large-Cap Fund.

	AFFIRMATIVE	AGAINST		ABSTAIN
	1,156,385.769	23,440.492	58,263.343

      2. To approve an Agreement and Plan of Reorganization whereby all of the assets of the Convertible Securities Fund series of the Enterprise Funds will be transferred to the Mid-Cap Growth Fund, a separate series of the Enterprise Funds, in exchange for shares of the Mid-Cap Growth Fund and the Mid-Cap Growth Fund's assumption of all of the liabilities, if any, of the Convertible Securities Fund.

	AFFIRMATIVE	AGAINST		ABSTAIN
	521,430.781	34,094.086	19,542.214

      3. To approve an Agreement and Plan of Reorganization whereby all of the assets of the Emerging Countries Fund series of the Enterprise Funds will be transferred to the International Growth Fund, a separate series of the Enterprise Funds, in exchange for shares of the International Growth Fund and the International Growth Fund's assumption of all of the liabilities, if any, of the Emerging Countries Fund.

	AFFIRMATIVE	AGAINST		ABSTAIN
	188,818.627	11,190.105	7.331

      4. To approve an Agreement and Plan of Reorganization whereby all of the assets of the International Core Growth Fund series of the Enterprise Funds will be transferred to the International Growth Fund, a separate series of the Enterprise Funds, in exchange for shares of the International Growth Fund and the International Growth Fund's assumption of all of the liabilities, if any, of the International Core Growth Fund.

	AFFIRMATIVE	AGAINST		ABSTAIN
	324,969.690	3,237.327	26,239.577

      5. To approve an Agreement and Plan of Reorganization whereby all of the assets of the Worldwide Growth Fund series of the Enterprise Funds will be transferred to the International Growth Fund, a separate series of the Enterprise Funds, in exchange for shares of the International Growth Fund and the International Growth Fund's assumption of all of the liabilities, if any, of the Worldwide Growth Fund.

	AFFIRMATIVE	AGAINST		ABSTAIN
	480,003.459	6,260.839	6,694.876

     All additional information pertaining to this matter can be found in the following Edgar filing made to the SEC on October 23, 2001.
Accession Number : 0000950144-01-508032
File Number : 002-28097
Form Type : 485BPOS
CIK Number : 0000004123
Company : Enterprise Group of Funds, Inc.